Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ACQUIRES CREAFORM, INC.
—Leading Developer of Innovative Portable 3D Measurement Technologies—

Berwyn, PA, October 29, 2013 — AMETEK, Inc. (NYSE: AME) today announced that it has acquired Creaform, Inc., a leading developer and manufacturer of innovative portable 3D measurement technologies and a provider of 3D engineering services for approximately $120 million. Based near Québec City, Canada, the privately held company has annual sales of approximately $52 million.

Creaform is the industry leader in stand-alone portable 3D scanners. These optical devices are used in a growing number of applications to create accurate 3D models and measurements of a wide range of objects. Its products include several families of handheld 3D scanners, portable coordinate measuring machines and related accessories that are widely used in reverse engineering, dimensional inspection, precision manufacturing, non-destructive testing, automated quality control and 3D printing. The Handyscan 3D, a handheld laser scanner used to perform non-contact measurement, leads the market in capability and portability.

“Creaform is an outstanding acquisition. It has an impressive R&D base and an industry-leading position across a number of high growth market applications. Creaform significantly expands the range of non-contact metrology products offered by our Ultra Precision Technology business,” comments Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Creaform’s innovative, optically-based product line and excellent customer base will expand our metrology sales into attractive segments closely adjacent to those of our existing Taylor Hobson and Solartron Metrology businesses,” he adds.

Creaform has its headquarters and manufacturing operations in Lévis, Québec. It operates innovation centers in Lévis and Grenoble, France, and has direct sales operations in the United States, France, Germany, China, Japan and India. It joins AMETEK as part of its Electronic Instruments Group (EIG) — a recognized leader in advanced monitoring, testing, calibrating, and display instruments with 2012 sales of $1.9 billion.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

—MORE—

AMETEK ACQUIRES CREAFORM

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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